EXHIBIT 10.1

EMPLOYMENT AGREEMENT

(1968) VIA VAREJO S/A, a legal entity located at Rua Joao Pessoa, No. 83 - part, Centro, São Caetano do Sul, SP, registered with the CNPJ/MF under No. 33.041.260/1613-38, herein referred to as Employer, and FLAVIO XAVIER FERREIRA, domiciled at Rua Itajara, No. 143, in the City of São Paulo, SP, bearer of identity card No. 44267 (series 113) and enrolled with the CPF under No. 079.587.417-07, herein referred to as Employee, enter into this Individual Employment Agreement, which shall be governed by the clauses and conditions below.

1. Features of the Agreement

The Employee is hired to work on a telework basis, as provided for in Articles 75-A to 75-E of the Brazilian Labor Code (“CLT”), to perform the occupation of CHIEF FINANCIAL OFFICER, with all the assignments that are inherent thereto, as established in Clause 2 of this instrument.

The Employee will provide services to the Employer, on a trial basis, for a period of 45 days, starting on 09/13/2021, which may be extended for another 45 days, pursuant to Article 443, Paragraph 2, “c”, combined with Article 451 of the CLT, after which this agreement will be terminated by operation of law, regardless of any notice or notification on its expiry date.

If the Employee remains at the service of the Employer after the end of the probationary period referred to in the main section (caput) of this clause, this agreement will remain in force for an indefinite period, and all other clauses and conditions provided for herein will remain valid.

2. Occupation

The activities to be conducted by the Employee are the following:

RESPONSIBLE FOR ALL FINANCIAL ACTIVITIES OF THE COMPANY, AS WELL AS FOR THE DEVELOPMENT OF POLICIES, PROCEDURES AND OBJECTIVES RELATED TO SUCH TRANSACTIONS. THEREFORE, HE SHALL ENSURE THE APPLICATION OF SUCH GUIDELINES AND THEIR COMPLIANCE WITH INTERNAL RULES AND LEGAL STANDARDS. HE IS GIVEN PRIMARY RESPONSABILITY FOR INVESTOR RELATIONS, FOR GATHERING FINANCIAL INFORMATION AND MAKING THEM AVAILABLE.

Assessment of the Employee's activities, performance and compliance with Employer’s procedures will be conducted by the Employee's immediate superior.

Notwithstanding the occupations listed above, the Employee may be appointed to any other occupations, pursuant to the company's needs, as long as they are compatible with his assignments. The assignments are part of the company's policies and of the duties inherent to the Employee's position.

The Employee hereby agrees that his services may be requested by other companies that make up the economic group of which the Employer is currently a part or of which it may be a part in the future, as well as with his transfer to any of the aforementioned companies, without the transfer implying the termination of the existing employment or the existence of dual or multiple employment.

3. Place of Work

The place of work will be outside the Employer's premises, and the Employee will be responsible for choosing locations compatible with the information security and occupational safety rules provided by the Employer. If there is a need for the Employee to attend the Employer's headquarters, or any place indicated by the Employer, for any reason, the Employee must be previously notified.

Pursuant to Article 75-B of the CLT, the Employee's showing at the company's premises to perform specific activities that require his presence at the establishment does not detract from the requirements of telework.

The Employer may, at any time and without salary changes, transfer the Employee, either temporarily or permanently, both within the scope of the unit for which he was hired and to others, anywhere in the Brazilian territory, even if such transfer implies changing the legal residency of the Employee.

The Employee agrees to make trips, domestic or international, to meet service requirement, which will be regulated by company rules.

The Employer may, at its discretion, change the work arrangement from telework to on-site, the Employee being guaranteed a minimum transition period of 15 (fifteen) days, with corresponding registration in a contractual amendment.

4. Position of Trust (Article 62, item II, of the CLT)

The Employee, in the exercise of his duties, holds a position of trust, as provided for in Article 62, item II, of the CLT.

For the position of trust to be characterized, regardless of the number of management actions performed by the employee, he must exercise authority over a group of lower-ranking employees or, even if he does not have subordinates, he must have powers to make decisions of an administrative, operational or business nature on behalf of the employer.

5. Working Hours

The Employee is aware that he falls within the exception provided for in Article 62, item II, of the CLT, and will not be subject to tracking of his working hours, being responsible for managing his own working hours.

The Employee holding a position of trust has the freedom to negotiate his entrance and exit times directly with the employer, as well as to schedule any time off, so that both the company's demands and the employee's personal needs are accordingly met.

Without prejudice to his holding a position of trust, as the Employee is teleworking, he also falls within the exception provided for in Article 62, item III, of the CLT.

The Employee acknowledges and agrees that work on Sundays will be considered normal and that paid weekly rest will be taken according to the work shift, subject to the limits provided by law and by collective labor agreements and conventions applicable to the case.

It is hereby agreed that if the Employee, from the outset or at some point during his employment, has the weekly rest determined for Sundays, this condition will always be temporary, and the Employer may, at any time, change it to another day of the week, according to any work shift that may be issued, subject to the limits of current legislation.

6. Remuneration

The Employee will receive a fixed monthly salary of R$43,000.00.

The Employee acknowledges and hereby authorizes that any amounts related to compensation, advances, vacations and/or other credits payable and/or granted to him, including severance payments to which he may be entitled, shall be paid preferably through deposit in his bank account, as informed by him, at Banco Bradesco S.A., branch No. 2403, account No. 44787. The Employee is responsible for informing to the Employer any changes in his bank details and presenting the corresponding evidence.

7. Deductions

In addition to the deductions provided for by law, pursuant to the main section (caput) and Paragraph 1 of Article 462 of the CLT, the Employer reserves the right to deduct from the Employee's remuneration any amounts corresponding to losses and/or damages to which he gives rise intentionally (dolo) or with fault (culpa) (negligence, recklessness, or unskillfulness), without prejudice to the appropriate disciplinary action, as well as to deduct from the Employee's remuneration, under the terms of Precedent (Enunciado) No. 342, issued by the Superior Labor Court (Tribunal Superior do Trabalho), any expenses, monthly fees or costs and/or participation fees derived from the membership or association with cooperative, cultural or recreational entities, insurance, food, pension, healthcare, hospital or dental assistance programs, among other agreements, provided that for the benefit of the Employee and/or his dependents.

8. Infrastructure and devices

Pursuant to the sole paragraph of Article 75-D, it is hereby agreed between the parties that, during the period of telework, the Employee will be solely responsible for the expenses and infrastructure necessary for the provision of services, and any expenses with electricity, internet, telephone, furniture or connection devices will not be refundable by the Employer.

The Employee acknowledges and agrees that any expense not listed in this instrument, necessary for the performance of telework or remote work, must be previously authorized by the Employer. If agreed, the Employer will proceed with the reimbursement within 30 days, upon presentation of proof of payment by the Employee.

The Employer will provide the Employee with a corporate laptop computer with access to the company's systems via VPN, pursuant to the so-called Norma Concessão de Equipamento de Microinformática [Standard on the Right to Use Computer Device] (VV-STI-ITI-NR-001). If the Employee chooses to use his personal device to perform the services, he must request so by signing the appropriate Request Form [Termo de Requisição].

The Employee acknowledges that the use of any personal device must comply with the provisions of the BYOD policy (VV-GCO-RCI-PL-036 - Uso de Dispositivos Pessoais [Use of Personal Devices] - BYOD), as well as provide access to company’s documents available at Service Now - Conhecimento > Documentos Institucionais (Base de Conhecimento) > 16 - Suporte de TI (STI) - 16.04 - Gestão de Infraestrutura de Tecnologia da Informação (ITI) - 16.04.09 - Normas.

The devices provided by the Employer will be under the responsibility of the Employee, who shall ensure its safekeeping and conservation, with the Employer reserving the right to deduct from the Employee's remuneration any amounts corresponding to the damages he gives rise intentionally (dolo) or with fault (culpa) (negligence, recklessness or unskillfulness), without prejudice to the appropriate disciplinary action.

9. Access and monitoring

The Employee acknowledges and agrees that the Employer has access to and monitors all devices and systems used to perform the contracted activities, without this representing a violation of secrecy of correspondence, invasion of privacy or intimacy or moral harassment.

The Employee acknowledges that the misuse of information from the Employer or the linking of the company’s image to any content unrelated to its activities are considered a wrongful act, and the Employee is subject to the application of appropriate disciplinary actions and even dismissal with cause.

10. Internal Regulations, Procedures and Rules

The Employee undertakes to faithfully comply with the Employer's internal rules and regulations, of which he was informed, and which are an integral part of this agreement, including that which is the subject of internal letters, notices and communications.

The Employee undertakes to comply with the guidelines on good practices for remote work, according to the communication made available by the Information Security Compliance area at Intranet Conecta.

The Employee undertakes to read in its entirety the so-called Código de Ética e Conduta [Code of Ethics and Conduct] of Via Varejo – available at http://www.viavarejo.com.br/codigo-de-conduta/, as well as to take the mandatory training based on the company's internal policies, namely: (i) Game de Ética [Ethics Game]; (ii) Assédio Moral/Relação de Trabalho [Moral Harassment/Employment Relationship]; and (iii) Jornada de Trabalho [Working Hours]. All trainings, which present the main guidelines of the company related to the conduct of its business and the behavior expected from all, are available on the intranet.

The Employee is aware of the Código de Conduta e Ética [Code of Ethics and Conduct], the Internal Policies [Políticas Internas] and the Normas de Segurança [Safety Standards] applicable to the activities of Via Varejo and undertakes to use the safety equipment provided by the company, under penalty of being punished for serious misconduct (falta grave), under the terms of current legislation and other provisions inherent to occupational health and safety.

The Employee acknowledges that Via Varejo repudiates any form of prejudice, discrimination, moral and sexual harassment, slave labor, child exploitation and inhuman and degrading working conditions, that any act of hostility, harassment or ridicule against our employees and service providers is not accepted. All people, without distinction, must be treated with respect and dignity, in order to ensure a healthy work environment

The Employee is aware of the working hours policy and procedures, as well as that all laws and collective agreements must be respected, especially those related to work shifts, paid weekly rest, within-workday breaks and daily rest.

Failure to comply with the company’s guidelines will characterize a serious misconduct (falta grave), subject to disciplinary actions and eventual dismissal with cause, in accordance with the law.

Ethics Channel: https://canaldeetica.com.br/viavarejo/ or by phone 08004504504. Via Varejo ensures the anonymity of those who wish to make their report anonymously.

11. Occupational safety/health standards and use of personal protective equipment

The Employee undertakes to comply with the occupational safety and health standards in his work environment, as provided for in current legislation and described in the so-called Guia Officeless [Officeless Guide], available at Universidade Via Varejo: https://universidadeviavarejo.sa. crossknowledge.com – and acknowledges that he may be liable for any risk arising in the event of non-compliance with the respective guidelines.

In addition to occupational health and safety standards, the Employee undertakes to use the personal protective equipment provided free of charge by the Employer, when necessary, given that any unjustified refusal to use such equipment shall characterize an act of serious misconduct, and subject the employee to the sanctions provided for by law.

If necessary, the Employee expressly authorizes the inspection of the place where he usually performs his activities, if requested by the Employer.

12. Confidentiality

The employee undertakes to keep confidential all information, technical data, processes, procedures, training, calculations of a technical and administrative nature of which he becomes aware, directly or indirectly, as a result of his work, including those relating to salaries, costs and service proposals, and undertakes not to disclose them in any way, form or context, and agrees to endeavor his best efforts to prevent others from accomplishing so. It is expressly agreed that any breach of the procedure established by the company regarding any confidential information will be treated, for all legal purposes, as a serious misconduct (falta grave).

13. Image authorization

The Employee authorizes the Employer to use, free of charge, during the term of the employment agreement, his picture or any other form of representation of his image, as well as his name and statements, in any and all promotional material of the Employer, or other affiliates, related or contracted companies, through any format or means of information transmission.

The authorization herein does not allow the use of the Employee's picture, the representation of his image or his name or statements for illicit or immoral purposes, or which objectively imply negative results to his honor, respectability or reputation.

The disclosure hereby authorized may be made both in the Brazilian territory and abroad and will not imply any obligation to pay any remuneration

14. Data Processing

The Employee authorizes the Employer to, including through any international data transfer, proceed with the processing of his personal data in accordance with the law, including for purposes of compliance with legal obligations of any nature, as well as consents to the sharing of his personal data by the Employer, at its sole discretion, with other persons responsible for such processing.

15. Dispute Resolution

The parties elect the courts of the judicial district where the services are effectively rendered to settle any disputes or doubts arising from this agreement, with the exclusion of any other venue however privileged it may be.

In witness whereof, the parties execute this agreement in two (2) counterparts of equal content.

São Caetano do Sul, September 08, 2021.

___________________

DocuSigned by:

[FLAVIO XAVIER FERREIRA]

Employee

___________________

Authorized Representative (if under 18 years of age)

DocuSigned by:

[VIA VAREJO S/A]

___________________

By the Employer

DocuSigned by:

[VIA VAREJO S/A]

___________________

By the Employer